Exhibit 99.1

Tactile Systems Technology, Inc. Reports Second Quarter 2024 Financial Results

MINNEAPOLIS, MN, August 5, 2024 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights:

●	Total revenue increased 7% year-over-year to $73.2 million

•Lymphedema product revenue increased 8% year-over-year

•Airway clearance product revenue increased 2% year-over-year

●	Net income of $4.3 million versus a net loss of $0.1 million in Q2 2023
●	Adjusted EBITDA of $9.1 million versus $6.1 million in Q2 2023
●	Operating cashflow of $13.1 million, ended Q2 2024 with $73.6 million in cash and cash equivalents
●	510(k) clearance for Nimbl system, our next generation lymphedema therapy platform
●	Appointed Sheri Dodd as President and CEO, effective July 1, 2024

“We are pleased with our second quarter performance, delivering total revenue growth of 7% year-over-year and significant improvements in profitability, reflected in a 49% year-over-year increase in adjusted EBITDA,” said Sheri Dodd, President and Chief Executive Officer of Tactile Medical. “We also continued to strengthen our balance sheet, generating $13 million of operating cashflow in the quarter.”

Ms. Dodd continued, “My first few weeks as CEO of Tactile Medical have validated my confidence in the immense opportunity to transform care for patients with lymphedema and airway clearance disorders. As these markets continue to grow, patient populations remain chronically underdiagnosed, undertreated, and underserved. Looking ahead, we will continue investing in our products, patient services, and sales and order operations to provide increasingly innovative solutions, enable simplicity and scale, and ultimately widen market access. I believe we are well positioned to tangibly improve patient care while driving sustainable and profitable growth in 2024 and beyond.”

Second Quarter 2024 Financial Results

Total revenue in the second quarter of 2024 increased $4.9 million, or 7%, to $73.2 million, compared to $68.3 million in the second quarter of 2023. The increase in total revenue was attributable to an increase of $4.7 million, or 8%, in sales and rentals of the lymphedema product line and an increase of $0.2 million, or 2%, in sales of the airway clearance product line in the quarter ended June 30, 2024, compared to the second quarter of 2023.

Gross profit in the second quarter of 2024 increased $5.8 million, or 12%, to $54.1 million, compared to $48.3 million in the second quarter of 2023. Gross margin was 73.9% of revenue, compared to 70.7% of revenue in the second quarter of 2023. Non-GAAP gross margin was 74.3% of revenue, compared to 71.1% of revenue in the second quarter of 2023.

Operating expenses in the second quarter of 2024 increased $2.0 million, or 4%, to $48.3 million, compared to $46.2 million in the second quarter of 2023.

Operating income was $5.8 million in the second quarter of 2024, compared to $2.1 million in the second quarter of 2023. Non-GAAP operating income in the second quarter of 2024 was $6.5 million, compared to $3.6 million in the second quarter of 2023.

Other income was $0.2 million in the second quarter of 2024, compared to other expense of $0.8 million in the second quarter of 2023.

Income tax expense was $1.8 million in the second quarter of 2024, compared to $1.3 million in the second quarter of 2023.

Net income in the second quarter of 2024 was $4.3 million, or $0.18 per diluted share, compared to a net loss of $0.1 million, or ($0.00) per diluted share, in the second quarter of 2023. Non-GAAP net income in the second quarter of 2024 was $4.8 million, compared to $1.0 million in the second quarter of 2023.

Weighted average shares used to compute diluted net income (loss) per share were 24.1 million and 23.4 million for the second quarters of 2024 and 2023, respectively.

Adjusted EBITDA was $9.1 million in the second quarter of 2024, compared to $6.1 million in the second quarter of 2023.

First Six Months 2024 Financial Results

Total revenue for the six months ended June 30, 2024, increased $7.1 million, or 6%, to $134.3 million, compared to $127.2 million for the six months ended June 30, 2023. The increase in total revenue was attributable to an increase of $7.2 million, or 7%, in sales and rentals of the lymphedema product line, slightly offset by a decrease of $0.1 million, or 1%, in sales of the airway clearance product line for the six months ended June 30, 2024, compared to the six months ended June 30, 2023.

Net income for the six months ended June 30, 2024, was $2.1 million, or $0.09 per diluted share, compared to a net loss of $2.0 million, or ($0.09) per diluted share, for the six months ended June 30, 2023. Non-GAAP net income for the six months ended June 30, 2024, was $3.5 million, compared to $0.4 million for the six months ended June 30, 2023.

Weighted average shares used to compute diluted net income (loss) per share were 24.1 million and 22.3 million for the six months ended June 30, 2024 and 2023, respectively.

Adjusted EBITDA was $10.1 million in the six months ended June 30, 2024, compared to $6.6 million in the six months ended June 30, 2023.

Balance Sheet Summary

As of June 30, 2024, the Company had $73.6 million in cash and cash equivalents and $27.8 million of outstanding borrowings under its credit agreement, compared to $61.0 million in cash and cash equivalents and $29.3 million of outstanding borrowings under its credit agreement as of December 31, 2023.

2024 Financial Outlook

The Company is updating its 2024 financial outlook and now expects full year 2024 total revenue in the range of $293 million to $298 million, representing growth of approximately 7% to 9% year-over-year, compared to total revenue of $274.4 million in 2023. The Company’s prior 2024 guidance expectation was total revenue in the range of $300 million to $305 million, representing growth of approximately 9% to 11%.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on August 5, 2024, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13745955. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13745955. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including transition matters related to the Company’s recent Chief Executive Officer change; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus or minus the change in fair value of earn-out and plus executive transition costs. Non-GAAP gross profit in this release represents gross profit plus non-cash intangible amortization expense. Non-GAAP gross margin in this release represents non-GAAP gross profit divided by revenue. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out and executive transition expenses, and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2024	2023
Assets
Current assets
Cash and cash equivalents	$73,618	$61,033
Accounts receivable	41,935	43,173
Net investment in leases	13,551	14,195
Inventories	18,846	22,527
Prepaid expenses and other current assets	3,909	4,366
Total current assets	151,859	145,294
Non-current assets
Property and equipment, net	5,691	6,195
Right of use operating lease assets	17,828	19,128
Intangible assets, net	44,883	46,724
Goodwill	31,063	31,063
Accounts receivable, non-current	4,511	10,936
Deferred income taxes	19,408	19,378
Other non-current assets	3,541	2,720
Total non-current assets	126,925	136,144
Total assets	$278,784	$281,438
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,094	$6,659
Note payable	2,956	2,956
Accrued payroll and related taxes	12,090	16,789
Accrued expenses	6,702	5,904
Income taxes payable	496	1,467
Operating lease liabilities	2,799	2,807
Other current liabilities	4,075	4,475
Total current liabilities	34,212	41,057
Non-current liabilities
Note payable, non-current	24,698	26,176
Accrued warranty reserve, non-current	1,561	1,681
Income taxes payable, non-current	495	446
Operating lease liabilities, non-current	17,142	18,436
Total non-current liabilities	43,896	46,739
Total liabilities	78,108	87,796

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 23,966,748 shares issued and outstanding as of June 30, 2024; 23,600,584 shares issued and outstanding as of December 31, 2023	24	24
Additional paid-in capital	179,669	174,724
Retained earnings	20,983	18,894
Total stockholders’ equity	200,676	193,642
Total liabilities and stockholders’ equity	$278,784	$281,438

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenue
Sales revenue	$64,267	$59,802	$117,574	$112,593
Rental revenue	8,951	8,537	16,732	14,592
Total revenue	73,218	68,339	134,306	127,185
Cost of revenue
Cost of sales revenue	16,263	16,865	31,207	31,507
Cost of rental revenue	2,852	3,175	5,567	5,911
Total cost of revenue	19,115	20,040	36,774	37,418
Gross profit
Gross profit - sales revenue	48,004	42,937	86,367	81,086
Gross profit - rental revenue	6,099	5,362	11,165	8,681
Gross profit	54,103	48,299	97,532	89,767
Operating expenses
Sales and marketing	28,608	28,206	55,965	54,508
Research and development	2,234	1,833	4,377	4,066
Reimbursement, general and administrative	16,779	14,991	33,040	30,425
Intangible asset amortization and earn-out	633	1,211	1,265	2,516
Total operating expenses	48,254	46,241	94,647	91,515
Income (loss) from operations	5,849	2,058	2,885	(1,748)
Other income (expense)	225	(838)	380	(1,831)
Income (loss) before income taxes	6,074	1,220	3,265	(3,579)
Income tax expense (benefit)	1,776	1,320	1,176	(1,593)
Net income (loss)	$4,298	$(100)	$2,089	$(1,986)
Net income (loss) per common share
Basic	$0.18	$0.00	$0.09	$(0.09)
Diluted	$0.18	$0.00	$0.09	$(0.09)
Weighted-average common shares used to compute net income (loss) per common share
Basic	23,873,379	23,352,530	23,769,604	22,323,856
Diluted	24,099,047	23,352,530	24,073,986	22,323,856

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2024	2023
Cash flows from operating activities
Net income (loss)	$2,089	$(1,986)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,345	3,269
Deferred income taxes	(30)	—
Stock-based compensation expense	3,899	3,831
Loss on disposal of property and equipment and intangibles	54	3
Change in fair value of earn-out liability	—	1,230
Changes in assets and liabilities, net of acquisition:
Accounts receivable	1,238	8,273
Net investment in leases	644	2,911
Inventories	3,681	2,809
Income taxes	(922)	(3,967)
Prepaid expenses and other assets	(364)	(697)
Right of use operating lease assets	(2)	50
Accounts receivable, non-current	6,425	7,631
Accounts payable	(1,592)	(696)
Accrued payroll and related taxes	(4,699)	(3,300)
Accrued expenses and other liabilities	300	(5,954)
Net cash provided by operating activities	14,066	13,407
Cash flows from investing activities
Purchases of property and equipment	(982)	(1,043)
Proceeds from sale of property and equipment	12	—
Intangible assets expenditures	(57)	(99)
Net cash used in investing activities	(1,027)	(1,142)
Cash flows from financing activities
Payments on earn-out	—	(5,000)
Payments on note payable	(1,500)	(1,500)
Proceeds from exercise of common stock options	2	11
Proceeds from the issuance of common stock from the employee stock purchase plan	1,044	882
Proceeds from issuance of common stock at market	—	34,625
Net cash (used in) provided by financing activities	(454)	29,018
Net increase in cash and cash equivalents	12,585	41,283
Cash and cash equivalents – beginning of period	61,033	21,929
Cash and cash equivalents – end of period	$73,618	$63,212

Supplemental cash flow disclosure
Cash paid for interest	$1,099	$1,925
Cash paid for taxes	$2,177	$2,415
Capital expenditures incurred but not yet paid	$27	$8

The following table summarizes revenue by product line for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2024	2023	2024	2023
Revenue
Lymphedema products	$64,683	$59,999	$116,996	$109,751
Airway clearance products	8,535	8,340	17,310	17,434
Total	$73,218	$68,339	$134,306	$127,185

Percentage of total revenue
Lymphedema products	88%	88%	87%	86%
Airway clearance products	12%	12%	13%	14%
Total	100%	100%	100%	100%

The following table contains a reconciliation of GAAP gross profit and margin to non-GAAP gross profit and margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Profit and Margin to Non-GAAP Gross Profit and Margin
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2024	2023	2024	2023
Gross profit, as reported	$54,103	$48,299	$97,532	$89,767
Gross margin, as reported	73.9%	70.7%	72.6%	70.6%
Reconciling items:
Non-cash intangible amortization expense	$317	$315	$633	$629
Non-GAAP gross profit	$54,420	$48,614	$98,165	$90,396
Non-GAAP gross margin	74.3%	71.1%	73.1%	71.1%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2024	2023	2024	2023
GAAP operating income (loss)	$5,849	$2,058	$2,885	$(1,748)
Reconciling items:
Non-cash intangible amortization expense impacting gross profit	$317	$315	$633	$629
Non-cash intangible amortization expense impacting operating expenses	632	641	1,265	1,286
Change in fair value of earn-out	—	570	—	1,230
Executive transition expenses	(340)	—	(25)	—
Non-GAAP operating income:	$6,458	$3,584	$4,758	$1,397

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2024	2023	2024	2023
GAAP net income (loss)	$4,298	$(100)	$2,089	$(1,986)
Reconciling items:
Non-cash intangible amortization expense impacting gross profit	$317	$315	$633	$629
Non-cash intangible amortization expense impacting operating expenses	632	641	1,265	1,286
Change in fair value of earn-out	—	570	—	1,230
Executive transition expenses	(340)	—	(25)	—
Income tax expense on reconciling items*	(152)	(382)	(468)	(786)
Non-GAAP net income	$4,755	$1,044	$3,494	$373
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2024	2023	$	%	2024	2023	$	%
Net income (loss)	$4,298	$(100)	$4,398	N.M. %	$2,089	$(1,986)	$4,075	205%
Interest (income) expense, net	(225)	838	(1,063)	(127)%	(371)	1,831	(2,202)	(120)%
Income tax expense (benefit)	1,776	1,320	456	35%	1,176	(1,593)	2,769	(174)
Depreciation and amortization	1,711	1,640	71	4%	3,345	3,269	76	2%
Stock-based compensation	1,860	1,808	52	3%	3,899	3,831	68	2%
Change in fair value of earn-out	—	570	(570)	(100)%	—	1,230	(1,230)	(100)%
Executive transition costs	(340)	—	(340)	—%	(25)	—	(25)	—%
Adjusted EBITDA	$9,080	$6,076	$3,004	49%	$10,113	$6,582	$3,531	54%

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com